                                 SCHEDULE 13G

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c)
            and (d) Amendments Thereto Filed Pursuant to Rule 13d-2

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                   Under the Securities Exchange Act of 1934
                              (Amendment No.___)*


                            Z-TEL TECHNOLOGIES, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   988792108
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter, disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                             (Page 1 of 8 Pages)

                                 SCHEDULE 13G

--------------------------                         --------------------------
  CUSIP NO. 988792108                                  Page 2  of  8  Pages
            ---------                                      ---    ---
--------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1        G/CJ Investments, L.P.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                              -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              5,500,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                              -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              5,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          5,500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          17.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------                         --------------------------
  CUSIP NO. 988792108                                  Page 3  of  8  pages
            ---------                                      ---    ---
--------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1        G/CJ Investments, Inc.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                              -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              5,500,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                              -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              5,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          5,500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          17.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------                         --------------------------
  CUSIP NO. 988792108                                  Page 4  of  8  Pages
            ---------                                      ---    ---
--------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1        D. Gregory Smith

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                              -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              5,500,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                              -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              5,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          5,500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          17.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN
------------------------------------------------------------------------------

----------------------------                    ---------------------------
  CUSIP NO. 988792108                              Page  5  of  8  Pages
            ---------                                   ---    ---
----------------------------                     ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1        Carol Jane Smith


      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                              -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                 5,500,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                              -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              5,500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          5,500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          17.23%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

          IN
------------------------------------------------------------------------------

Schedule 13G                                                   Page 6 of 8 Pages
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Z-Tel Technologies, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               601 South Harbour Island Boulevard, Suite 200
               Tampa, Florida 33602

Item 2(a).     Name of Person Filing:

               (1) G/CJ Investments, L.P.
               (2) G/CJ Investments, Inc.
               (3) D. Gregory Smith
               (4) Carol Jane Smith

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               (1) 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801
               (2) 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801
               (3) 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida
                   33602
               (4) 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida
                   33602

Item 2(c).     Citizenship:

               (1) Delaware Limited Partnership
               (2) Delaware Corporation
               (3) U.S.A.
               (4) U.S.A.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               988792108

Item 3.        Not applicable.

Schedule 13G                                                  Page 7 of 8 Pages
-------------------------------------------------------------------------------

Item 4.   Ownership.

          (1) Reference is made to Items 5-11 on page 2 of this Schedule 13G
          (2) Reference is made to Items 5-11 on page 3 of this Schedule 13G
          (3) Reference is made to Items 5-11 on page 4 of this Schedule 13G
          (4) Reference is made to Items 5-11 on page 5 of this Schedule 13G

          G/CJ Investments, L.P., a Delaware limited partnership ("Partnership") is the record owner of 5,500,000 shares of the common stock of Z-Tel Technologies, Inc, a Delaware corporation ("Z-Tel"). G/CJ Investments, Inc., a Delaware corporation ("Corporation"), is the sole general partner of Partnership. D. Gregory Smith owns 50% of the common stock of Corporation and is President and Treasurer of Corporation, and Carol Jane Smith owns 50% of the common stock of Corporation and is a Vice President and Secretary of Corporation. Corporation has two directors, D. Gregory Smith and Carol Jane Smith. As a result of the facts set forth above, each of D. Gregory Smith, Carol Jane Smith, and Corporation are deemed to be a beneficial owner of all the shares of Z-Tel common stock held by Partnership.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9. Notice of Dissolution of Group.

          Not applicable.

Schedule 13G                                                   Page 8 of 8 Pages
--------------------------------------------------------------------------------

Item 10. Certifications.

         Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2000

                                             G/CJ INVESTMENTS, L.P.
                                             By: G/CJ Investments, Inc.


                                             By: /s/ D. Gregory Smith
                                                 -------------------------------
                                                 D. Gregory Smith, President



                                             G/CJ INVESTMENTS, INC.


                                             By: /s/ D. Gregory Smith
                                                 -------------------------------
                                                 D. Gregory Smith, President


                                             /s/ D. Gregory Smith
                                             -----------------------------------
                                             D. Gregory Smith


                                             /s/ Carol Jane Smith
                                             -----------------------------------
                                             Carol Jane Smith

                            JOINT FILING AGREEMENT

     The undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to regulation 13D-G under the Securities Exchange Act of 1934.

     It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

     It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

Dated: February 14, 2000

                                        G/CJ INVESTMENTS, L.P.
                                        By: G/CJ Investments, Inc.


                                        By: /s/ D. Gregory Smith
                                            ------------------------------------
                                            D. Gregory Smith, President



                                        G/CJ INVESTMENTS, INC.


                                        By: /s/ D. Gregory Smith
                                            ------------------------------------
                                            D. Gregory Smith, President


                                        /s/ D. Gregory Smith
                                        ----------------------------------------
                                        D. Gregory Smith


                                        /s/ Carol Jane Smith
                                        ----------------------------------------
                                        Carol Jane Smith